Exhibit 99.1

News Release

Company Contacts:
Gregory Walker	Sonia Segovia
Chief Financial Officer	Investor Relations Coordinator
Tel: (408) 938-6457	Tel: (408) 938-6491
Email: gregory.walker@pdf.com	Email: sonia.segovia@pdf.com

PDF Solutions® Announces the Signing of Certain Contracts and Related Effects on Expected Revenues

The Company Also Announces the Date of Its Release of Fourth Fiscal Quarter and Full Year 2014 Results

San Jose, Calif.— January 7, 2015—PDF Solutions, Inc. (Nasdaq: PDFS), the leading provider of process-design integration technologies to enhance IC manufacturability, today updated the status of two contracts discussed in the Company’s September 29, 2014, press release, by announcing that agreement with the customer has been finalized and two definitive contracts were recently signed.

The first of these two contracts compensates the Company for the advanced development services the Company previously delivered to the customer. The second contract compensates the Company for the more extensive process node yield ramp services that the Company previously provided. The second contract also includes a Gainshare compensation component in line with the value of the technology and services the Company delivered. Any Gainshare performance incentive fees will be earned over approximately six years beginning with the start of volume production on this process node, which is currently expected to begin in 2015.

Neither of these agreements precludes the Company from engaging in future services on behalf of the customer, which could include the Company’s CV® infrastructure or other Company technology, on the nodes covered by these contracts or other nodes in the future. The Company and this customer have also agreed to cooperate with respect to third parties that are users of both parties’ technologies, services, or processes.

As a result of the execution of these contracts early in the first fiscal quarter of 2015, the Company expects Design-to-Silicon-Yield Solutions revenue in the quarter to be positively impacted by approximately $6.0 million. Based on current expectations about the customer’s future production, the Company expects Gainshare performance incentive revenue to be positively impacted beginning in the second half of 2015.

PDF Solutions® Announces the Signing of Certain Contracts and Related Effects on Expected Revenues

John Kibarian, CEO, and Gregory Walker, CFO, will host a live teleconference on Thursday, February 5, 2015, beginning at 2:00 p.m. Pacific Time / 5:00 p.m. Eastern Time to discuss the Company’s fourth fiscal quarter and full year 2014 financial results. The teleconference will be webcast simultaneously on the Company’s website at http://ir.pdf.com/events.cfm.

An archive of the call will remain available until Thursday, March 5, 2015, at 11:59 p.m. Pacific Time. To hear the replay when calling from within the United States or Canada, call 1-855-859-2056. When calling from outside of the United States or Canada, call +1-404-537-3406. The access code for both replay options is 10251148. An archive of the webcast will remain available on the Company’s website.

Forward-Looking Statements

The statements in this press release regarding the expected impact of the execution of certain contracts on PDF Solution's financial results for the fourth fiscal quarter 2014, the first fiscal quarter 2015, and full fiscal years 2014 and 2015 are forward looking and are subject to events and circumstances of the future. Actual results could differ materially from those expressed in these forward-looking statements. Risks and uncertainties that could cause results to differ materially include risks associated with customers’ production volumes at Gainshare-covered facilities and other risks set forth in PDF Solutions’ periodic public filings with the Securities and Exchange Commission, including, without limitation, its Quarterly Report on Form 10-Q, most recently filed on November 5, 2014, for the quarter ended September 30, 2014, other Quarterly Reports on Form 10-Q, Annual Reports on Form 10-K, most recently filed for the year ended December 31, 2013, and Current Reports on Form 8-K and amendments to such reports. The forward-looking statements made in this press release are made as of the date hereof, and PDF Solutions does not assume any obligation to update such statements or the reasons why actual results could differ materially from those projected in such statements.

About PDF Solutions

PDF Solutions, Inc. (NASDAQ: PDFS) is the leading provider of yield improvement technologies and services for the IC manufacturing process life cycle.  PDF Solutions offers solutions that are designed to enable clients to lower costs of IC design and manufacture, enhance time to market, and improve profitability by addressing design and manufacturing interactions from product design through initial process ramps to mature manufacturing operations.  PDF Solutions’ Characterization Vehicle® (CV®) electrical test chip infrastructure provides the core modeling capabilities, and is used by more leading manufacturers than any other test chips in the industry.  Proprietary Template™ layout patterns provide optimum area, performance, manufacturability for designing IC products. The proprietary Exensio™ solution for YieldAware™ FDC enables world-class variability control in manufacturing, in part by leveraging PDF Solutions’ industry-leading dataPOWER® yield management system and Mæstria® fault detection and classification (FDC) software. Headquartered in San Jose, Calif., PDF Solutions operates worldwide with additional offices in China, Europe, Japan, Korea, Singapore and Taiwan. For the company’s latest news and information, visit http://www.pdf.com/.

© 2015 PDF Solutions, Inc.  All Rights Reserved.

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